EXHIBIT 23.2

                       Consent of Independent Accountants

KPMG Peat Marwick, LLP
One Mellon Bank Center
Pittsburgh, PA 15219
Telephone (412) 391-9710
Fax (412) 391-8963



                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors and Stockholders
Fidelity Bancorp, Inc.



We consent to incorporation by reference in the Registration Statement on Form S-8, pertaining to the Fidelity Bancorp, Inc.'s 1998 Stock Compensation Plan, of our report dated October 30, 1998, relating to the consolidated balance sheets of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 1998 annual report on Form 10-K of Fidelity Bancorp, Inc.





                                                 /s/ KPMG Peat Marwick, LLP



Pittsburgh, Pennsylvania
January 22, 1999